Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of ironSource Ltd. of our report dated February 4, 2021, except for the effects of the recapitalization discussed in Note 2(ab) to the consolidated financial statements, as to which the date is July 28, 2021, relating to the financial statements of ironSource Ltd., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Tel Aviv, Israel	/s/ Kesselman & Kesselman
July 28, 2021	Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited

Kesselman & Kesselman, Derech Menachem Begin 146 Street, Tel Aviv-Yafo 6492103, Israel, P.O Box 7187 Tel-Aviv 6107120 Telephone: +972 -3- 7954555, Fax:+972 -3-7954556, www.pwc.com/il